Agreement of Purchase and Sale

Date: June 1, 2007 (“Effective Date”)

Seller: W. R. Hansen

Address:

Buyer: Aultra Gold, Inc., a Nevada corporation, P.O. Box 1049, Jacksonville, Or. 97530

Agreement

Section 1. Sale of Property.

Seller agrees to sell to Buyer and Buyer agrees to buy from Seller for the consideration and on the terms and conditions set forth below the following described mining claims located in Humboldt County, State of Nevada, mapped out on Appendix I and described in Appendix II attached hereto, together with all improvements and all equipment owned by Seller located thereon (the Property).

Section 2. Consideration.

The consideration for the purchase and sale of the Property shall be payable as follows:

2.1 Reimbursement. As part of the consideration Buyer has reimbursed Seller for all staking and filing costs related to the Property, receipt and sufficiency of which are hereby acknowledged by Buyer.

2.2 Transfer of Stock Upon Closing. Upon closing of this Agreement Buyer shall transfer to Seller Fifty Thousand (50,000) shares of stock in Buyer with a value agreed upon by the parties as Zero and 50/100 Dollars ($0.50) per share.

2.3 Transfer of Stock Upon Further Determination. Upon Buyer’s sole determination of sufficient mineralization to place the Property in production, Buyer shall transfer to Seller Fifty Thousand (50,000) shares of stock in Buyer; such determination shall be made not later than thirty (30) days following the acquisition of the last item of data for further evaluation as provided in paragraph 3.3 hereof.

2.4 Transfer of Stock Upon Commencement of Production. Not later than 10 days following the date the Property is placed into development for production of metals, Buyer shall transfer to Seller One Hundred Thousand (100,000) shares of stock in Buyer.

2.5 Net Smelter Royalty. As further consideration after the Property is placed in production, Buyer shall direct to Seller a monthly Net Smelter Royalty of Two and 00/100 Per Cent (2.00%) upon all gold, silver, copper, or other metals (the metals) produced and sold from the Property. Each royalty payment shall be paid not later than thirty (30) days following the last day of the month in which the metals were produced and sold.

Section 3. Exploration and Evaluation; Right to Mine; Right to Enter; Hold Harmless Provision.

3.1 Exploration and Evaluation. Commencing on the Effective Date and prior to closing, Seller hereby grants to Buyer an unrestricted and absolute right of ingress and egress in and to the Property, and to have possession of the mining claims, for the purpose of Buyer’s exploring and evaluating the mining claims situated on the Property, including the incidental mining of ore in amounts commensurate with such exploration and evaluation; Buyer shall timely provide Seller with any and all information generated by Buyer’s work as it becomes available.

3.2 Right to Enter. Seller shall have the right to enter on the Property at any reasonable time for the purpose of inspection of, among other things, possible soil and water contamination and metals production records, the foregoing not being an exclusive list, during the term of this Agreement of Purchase and Sale and prior to closing.

3.3 Further Evaluation. Following closing, Buyer shall further explore and evaluate the mining claims situated on the Property, including the incidental mining of ore in amounts commensurate with such exploration and evaluation; Buyer shall timely provide Seller with any and all information generated by this work commitment as it becomes available.

3.4 Hold Harmless Provision. Buyer shall protect, defend, and hold Seller harmless from any loss, liability, or damage to persons or property arising out of or related to Buyer’s activities on the Property or any condition of the Property during the terms of this Agreement of Purchase and Sale and prior to closing. If prior to closing Buyer defaults on this Agreement of Purchase and Sale and this Agreement is terminated, Buyer shall quitclaim title to the property to Seller free of any lien, encumbrance, or charge on it attributable to Buyer’s activities.

Section 4. Conveyance.

Upon closing, Seller will deliver to Buyer a mining claim Quitclaim Deed, transferring all its right, title, and interest in and to the Property to Buyer.

Section 5. Operator.

The operator of the mine shall be Aultra Gold, Inc., or such other operator as Aultra may specify from time to time.

Section 6. Liability Insurance.

Buyer shall maintain public liability and property damage insurance in a responsible company with limits of not less than $1,000,000.00 per occurrence. Such insurance shall cover all risks arising directly or indirectly out of Buyer’s activities on or any condition of the Property whether not related to the occurrence caused or contributed to by Buyer’s negligence. Such policy shall be placed in force immediately on commencement of any work on the claims and shall continue in force throughout the term of this Agreement. The Insurance shall protect Seller and Buyer against claims of third parties.

Section 7. Buyer’s Further Responsibilities with Regard to the Property.

Prior to closing:

7.1 Workmanlike Manner. All work done on the Property by Buyer shall be done in a workmanlike manner, following good mining practices, and at Buyer’s sole cost and expense.

7.2 Waste. During the term of this Agreement, Buyer shall not commit or suffer any waste of the Property or any improvements thereon.

7.3 Comply with Laws. During the term of this Agreement, Buyer shall comply with all laws, ordinances, regulations, directions, rules, and requirements of all governmental authorities.

7.4 Fees; Taxes; Permits and Licenses. Buyer shall pay when payable all fees, property taxes and shall maintain in full force and effect all necessary permits and licenses.

Section 8. Assignment.

Buyer shall retain the right to assign or sell the Property; however, such assignment, sale, or transfer shall not relieve Buyer from its obligations under this Agreement.

Section 9. Closing.

9.1 Time and Place. Closing of the sale and purchase of the Property (the “Closing”) shall occur not later than ____________________ (the “Closing Date”). Closing of this agreement shall be deemed complete when both parties have performed their mutual obligations under paragraph 2.2 and Section 4 hereof.

9.2. Buyer and Seller shall bring to closing the following:

a. The conveyance documents described in paragraph 2.2 and Section 4 hereof;

b. A duly executed affidavit certifying that Seller is not a foreign person, trust, partnership, or corporation in compliance with the requirements of IRC §1445;

c. Such other documents and funds, as are required to close the sale and purchase of the Property in accordance with this Agreement.

9.3 Costs. Buyer shall pay the fee for recording the conveyance documents referred to herein.

Section 10. Area of Mutual Interest.

The parties hereby declare an Area of Mutual Interest (“AMI”) to exist within the area the boundaries of which are described by a line that is one-half (1/2) mile from the nearest point of the boundary of the claims as mapped and described herein. In the event Buyer produces metals from any claim within the AMI, Buyer shall pay the Net Smelter Royalty described in paragraph 2.5 on such metals as provided therein.

Section 11. Notice of Abandonment of Claims.

In the event Buyer desires to abandon the claims that are the subject of this Agreement (including claims within the AMI), Buyer shall give written notice to Seller of Buyer’s intention abandon the claims not less than ninety (90) days before the date of abandonment. Buyer shall maintain the claims following notice to and including the date of abandonment.

Section 12. Waiver.

Failure by Seller or Buyer to enforce any right under this Agreement shall not be deemed to be a waiver of that right or of any other right, nor shall any waiver by Seller of any breach hereof be held to be a waiver of any succeeding breach, or a waiver of this non-waiver clause.

Section 13. Successors and Assigns.

Rights, terms, covenants, and conditions herein contained shall be binding on and inure to the benefit of the heirs, successors, and assigns of Seller and Buyer.

Section 14. Notices.

All notices required or permitted to be given shall be in writing and shall be deemed given and received on personal service or deposit in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, addressed to the addresses stated above. The foregoing addresses may be changed by written notice, given in the same manner. Notice given in any manner other than the manner set forth above shall be effective when received by the party for whom it is intended.

Section 15. Representation and Condition of Property.

Buyer certifies that this Agreement of Purchase and Sale is accepted and executed on the basis of Buyer’s own examination and personal knowledge of the Property, and Buyer’s opinion of the value thereof. No representation as to the quality or quantity of the mining claims or any other fact relating to the mining claims shall be deemed a material representation between the parties hereto unless the same shall be included in this Agreement in writing, and all other representations of whatsoever nature are hereby agreed to be immaterial and not actionable by or in favor of either party. Buyer accepts the Property on the basis of Buyer’s own independent investigation and inspection and not upon any representations made by Seller.

Section 16. Governing Law; Interpretation.

This Agreement shall be governed by the laws of Nevada. If a court of competent jurisdiction holds any portion of this Agreement to be void or unenforceable as written, Seller and Buyer intend that (1) that portion of this Agreement be enforced to the extent permitted by law, and (2) the balance of this Agreement remain in full force and effect.

Section 17. Time Is of the Essence.

Time is of the essence of this Agreement.

Section 18. Authority to Execute.

Each person executing this Agreement on behalf of Seller and Buyer, respectively, warrants his or her authority to do so.

Section 19. Integration; Modification and Amendments.

This Agreement contains the entire agreement of the parties with respect to the Property and supersedes all prior written and oral negotiations and agreements with respect to the Property insofar as the within described mining claims are concerned. Any modifications, changes, additions, or deletions to this Agreement must be approved by Seller and Buyer, in writing.

Seller:	Buyer: Autra Gold, Inc.
/s/ W. R. Hansen	/s/ Rauno K. Perttu
W. R. Hansen	Rauno K. Perttu, President